EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives U.S. Government ID/IQ Contract Award Valued Up To $67.0 Million for Z Portal Screening Systems

AS&E Receives Funded Task Order for $29.5 Million for Systems to be Deployed for Homeland Security

BILLERICA, Mass. — December 6, 2010 — American Science and Engineering, Inc. (“AS&E”) (NASDAQ:ASEI), a leader in X-ray detection technology, announced that the Company has been awarded an indefinite delivery, indefinite quantity (ID/IQ) contract from the U.S government for multiple Z Portal® vehicle screening systems. The multi-year ID/IQ contract has a ceiling value of $67.0 million. The first task order of the ID/IQ has been funded for $29.5 million. The Z Portal systems will be deployed on multiple U.S. border crossings.  This installation follows the successful deployment of the Z Portal system on the U.S. Southwest border in 2008.

“These additional Z Portal systems will provide homeland security officials with advanced detection technology,” said Anthony Fabiano, AS&E’s President and CEO. “The Z Portal offers a high-throughput security solution to safely and effectively screen vehicles for explosive threats, drugs, and other contraband.  We continue to receive outstanding field performance reports of AS&E systems deployed on the border, and we are proud to support the U.S. government’s critical counter-drug and anti-terrorism missions.”

About Z Portal®

Z Portal is a multi-view, drive-through vehicle screening system capable of scanning trucks, cars and vans for concealed threats and contraband. The Z Portal system provides comprehensive screening of three sides of the vehicle under inspection, and highlights organic contraband, such as explosives, drugs, and other contraband.

•                  Provides safe, comprehensive threat detection: Better detects threats and contraband hidden in a car or vehicle — providing optimum security with an easy-to-read image of where the threat or contraband is hidden.

•                  Reduces Traveler’s Inconvenience: Reduces intrusive and time consuming manual searches from potentially hours to minutes.

•                  Safety Assured: Z Portal’s low radiation dosage is safe for operators, drivers and the environment and falls well within standards set by The National Council on Radiation Protection and the Nuclear Regulatory Commission (NRC). The Z Portal system conforms to ANSI N43.17: Radiation Safety For Personnel Security Screening Systems Using X-Rays. For a comparison, one scan of the Z Portal is equivalent to flying about 1 minute at altitude (approximately 30,000 ft.) in an airplane.

About AS&E

American Science and Engineering, Inc. (AS&E) is a leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E® systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), UK Border Agency (UKBA), Hong Kong Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.  As a contractor with the United States government, a significant number of the Company’s government contracts may be terminated at the government’s discretion.